Exhibit 99.1
Delek US Holdings Announces Refining Leadership Transition
BRENTWOOD, Tenn., April 20, 2026 - Delek US Holdings, Inc. (NYSE: DK) today announced the appointment of Amber Russell as Executive Vice President, Refining, effective April 20, 2026. In this role, Ms. Russell will lead the company’s refining operations, with a focus on advancing operational excellence, safety performance, and strategic growth across Delek’s refining system.
Ms. Russell has nearly three decades of global energy industry experience, including senior leadership roles at ExxonMobil and bp. She has demonstrated extensive leadership across several industry verticals such as refining, terminals, pipelines, and integrated operations. She most recently served as Senior Vice President for bp Solutions, where she led a centralized organization focused on addressing bp’s most critical risks and opportunities across oil and gas, refining, terminals, and pipelines. Prior to that, Ms. Russell served as Senior Vice President of Refining, Terminals, and Pipelines for more than five years at bp, where she shaped downstream strategy and led a global refining organization spanning the United States, Europe, and Asia-Pacific.
“I want to extend my appreciation to Joseph Israel for his dedication and contributions to Delek, including his commitment to advancing operational excellence during his tenure, and wish him continued success in his future endeavors.” said Avigal Soreq, President and CEO, “We are excited to welcome Amber to Delek. Her deep industry expertise, proven leadership, and unwavering commitment to safe and reliable operations make her an outstanding addition to our executive team. Her appointment is another important step in Delek’s journey to strengthen, optimize, and elevate our refining platform.”
“I am honored to be joining Delek,” said Ms. Russell. “I am passionate about our industry and the people who keep it running 24 hours a day, and I look forward to building our future together.”
Ms. Russell will be based at Delek’s Brentwood, Tennessee office and will report directly to Avigal Soreq.